Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of January 27, 2016, by and among Media General, Inc., a Virginia corporation (“Marigold”), Nexstar Broadcasting Group, Inc., a Delaware corporation (“Montage”) and each of the Persons listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Shareholder is the record owner and/or a “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the shares of Marigold Voting Common Stock set forth opposite such Shareholder’s name or otherwise disclosed on Schedule A attached hereto (all such shares of Marigold Voting Common Stock, the “Owned Shares”, and together with any shares of Marigold Voting Common Stock over which a Shareholder acquires record or beneficial ownership after the date hereof, the Shareholder’s “Subject Shares”);

WHEREAS, concurrently herewith, Marigold, Montage and Neptune Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Montage (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Marigold and Montage wish to effect a strategic business combination by means of a merger of Merger Sub with and into Marigold (the “Merger”, and the effective time of the Merger, the “Effective Time”), with Marigold being the surviving corporation in the Merger;

WHEREAS, the affirmative vote of the holders of a majority of all votes cast by holders of shares of Marigold Voting Common Stock at a meeting at which a quorum of the Marigold Voting Common Stock exists is the only vote of the holders of any class or series of shares of capital stock of Marigold necessary to approve the Merger Agreement and the Virginia Plan of Merger (as defined in the Merger Agreement) (the “Required Marigold Vote”); and

WHEREAS, as a condition to the willingness of Montage to enter into the Merger Agreement, and as inducement and in consideration therefor, Montage has required that the Shareholders agree, and the Shareholders have agreed, in their capacity as shareholders of Marigold, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.2 Other Definitions. For purposes of this Agreement:

(a)     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, neither Marigold nor Montage shall be deemed to be an Affiliate of any Shareholder.

(b)     “Marigold Voting Common Stock” means the Voting Common Stock, no par value, of Marigold.

(c)     “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

(d)     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(e)     “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (a) the Effective Time, and (b) the termination of the Merger Agreement in accordance with its terms.

(f)     “Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or any interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or other agreement, transaction or series of transactions, in each case that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, the capital stock of Marigold, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that no Transfer shall be deemed to have occurred as a result of the entry into, modification of or existence of any bona fide pledge of capital stock in connection with a secured borrowing transaction, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions and which has entered into such transaction in the ordinary course of business, or any foreclosure under any such pledge.

Article II
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1 Agreement to Vote.

(a)     Each Shareholder hereby agrees that during the Voting Period, at any meeting of the shareholders of Marigold, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Marigold or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Marigold is sought with respect to the matters described in this Section 2.1, each Shareholder shall vote (or cause to be voted), or execute (or cause to be executed) consents with respect to, as applicable, all of the Shareholder’s Subject Shares as of the applicable record date (x) in favor of the approval of the Merger Agreement and the other transactions contemplated thereby, and (y) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below, whether such vote or consent is required or requested pursuant to applicable Law or otherwise:

(i)     any Acquisition Proposal with respect to Marigold or any other merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Marigold or any other business combination involving Marigold or any of its Subsidiaries or any merger agreement or other definitive agreement with respect to any of the foregoing, in each case, other than the Merger and the other transactions contemplated by the Merger Agreement and other than the Merger Agreement;

(ii)     any action or proposal to amend the Marigold Organizational Documents;

(iii)     any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Marigold contained in the Merger Agreement or of such Shareholder contained in this Agreement; and

(iv)     any action, proposal, transaction or agreement involving Marigold or any of its Subsidiaries that is intended or would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(b)     With respect to any meeting of the shareholders of Marigold held during the Voting Period, each Shareholder shall, or shall cause the holder of record of its Subject Shares on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.

(c)     Except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of a Shareholder to vote (or cause to be voted), including by proxy or written consent, if applicable, in favor of, or against or to abstain with respect to, any matters presented to the shareholders of Marigold.

Section 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby irrevocably appoints Montage and any of its respective designees, and each of them individually, as such Shareholder’s proxy, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to such Shareholder’s Subject Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 (the “Proxy Matters”). This proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of its Subject Shares that is inconsistent with Section 2.1 or this Section 2.2. It is expressly agreed that the proxy granted herein shall survive beyond the eleventh month after the date hereof to the extent the Voting Period is still in effect.

Section 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with regard to such Shareholder’s Subject Shares in respect of the Proxy Matters, and such Shareholder acknowledges that the proxy constitutes an inducement for Montage to enter into the Merger Agreement. The proxy granted by each Shareholder is a durable proxy and shall survive the bankruptcy, dissolution, death or incapacity of such Shareholder. The proxy granted hereunder shall terminate only upon the expiration of the Voting Period.

Section 2.4 Certain Shares. The 9,404 shares of Marigold Voting Common Stock referenced on Schedule A attached hereto as subject to deferred stock units and the 73,570 shares of Marigold Voting Common Stock referenced on Schedule A attached hereto as subject to options held by John R. Muse shall not be subject to any of the provisions of this Article II.

Article III
COVENANTS

Section 3.1 Restriction on Transferring Subject Securities.

(a)     Each Shareholder agrees that such Shareholder shall not, during the period from and including the date of this Agreement through and including the earlier to occur of (i) the date the Required Marigold Vote shall have been obtained, and (ii) the termination of the Merger Agreement in accordance with its terms, Transfer, or cause or permit the Transfer of, any or all of such Shareholder’s Subject Shares, or any voting rights with respect thereto.

(b)     The restrictions set forth in Section 3.1(a) shall not apply to:

(i)     any Transfer by any Shareholder of any or all of such Shareholder’s Subject Shares that is approved in writing by Montage;

(ii)     any Transfer by any Shareholder of any or all of such Shareholder’s Subject Shares either (x) in open market or other transactions or (y) to the limited or general partners of such Shareholder in full or partial liquidation of such Shareholder in accordance with the applicable provisions of the governing documents of such Shareholder, so long as the aggregate number of Subject Shares Transferred under this Section 3.1(b)(ii)(x) and (y) does not exceed 3,500,000;

(iii)     any Transfer by any Shareholder of any or all of such Shareholder’s Subject Shares to one or more investment funds that are Affiliates of such Shareholder; provided that (x) if any such investment fund is not already a Shareholder hereunder, such investment fund shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Montage agreeing to be a “Shareholder” hereunder, and (y) the transferring Shareholder shall be responsible for such transferee’s (and its direct or indirect subsequent transferees’) performance of its (or their) obligations as a Shareholder under this Section 3.1;

(iv)     any Transfer of Subject Shares, provided that (x) the transferee shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Montage agreeing to be a “Shareholder” hereunder if such transferee is not already a party to this Agreement, (y) the Shareholder that beneficially owns the Transferred Subject Shares prior to the Transfer shall be responsible for such transferee’s (and its direct or indirect subsequent transferees’) performance of its (or their) obligations as a Shareholder under this Section 3.1, and (z) any such Transfer of Subject Shares will not result in the conversion of such shares of Marigold Voting Common Stock into shares of Marigold Non-Voting Common Stock; or

(v)     the 9,404 shares of Marigold Voting Common Stock referenced on Schedule A attached hereto as subject to deferred stock units and the 73,570 shares of Marigold Voting Common Stock referenced on Schedule A attached hereto as subject to options held by John R. Muse.

(c)     Each Shareholder agrees with, and covenants to, Montage that such Shareholder shall not request that Marigold register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Shareholder’s Subject Shares, unless such Transfer is made in compliance with this Agreement.

(d)     Any Transfer or attempted Transfer of Subject Shares or voting rights with respect thereto in violation of this Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and Marigold shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Marigold.

Section 3.2 No Shop Obligations of Each Shareholder.

(a)     Each Shareholder shall, and each Shareholder shall cause each of its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Marigold proposed on or prior to the date hereof. Each Shareholder agrees that, during the Voting Period, such Shareholder shall not, and such Shareholder shall use its reasonable best efforts to cause its Representatives acting on its behalf not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold, (ii) furnish any non-public information regarding Marigold or any of its Subsidiaries (or such Shareholder’s Subject Shares, or any interest therein) to any Person who has made an Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold, (iii) engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted), (iv) approve, endorse or recommend any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold or withdraw or propose to withdraw its approval and recommendation in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger; or (v) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Marigold (“Restricted Activities”). A Shareholder shall promptly notify Marigold and Montage orally and in writing of any such Acquisition Proposal or Acquisition Inquiry received by the Shareholder in its capacity as a shareholder of Marigold (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all modifications thereto).

(b)     Notwithstanding the foregoing, solely to the extent that Marigold is permitted to engage in any Restricted Activities pursuant to Section 6.10 of the Merger Agreement, each Shareholder and its Representatives may participate in such Restricted Activities, provided that (i) such Shareholder has not breached this Section 3.2 and (ii) such action by such Shareholder and its Representatives would be permitted to be taken by Marigold pursuant to Section 6.10 of the Merger Agreement.

Section 3.3 No Conversion of Marigold Voting Common Stock. Each Shareholder agrees that, without the prior written consent of Montage, during the Voting Period, such Shareholder shall not cause any of such Shareholder’s Subject Shares that are shares of Marigold Voting Common Stock to be converted into shares of Marigold Non-Voting Common Stock, and such Shareholder shall take all action necessary so that shares of Marigold Voting Common Stock that are such Shareholder’s Subject Shares are not converted into shares Marigold Non-Voting Common Stock. Each Shareholder agrees with, and covenants to, Montage that such Shareholder shall not request that Marigold register the conversion (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the shares of Marigold Voting Common Stock that are such Shareholder’s Subject Shares into Marigold Non-Voting Common Stock. Any conversion of shares of Marigold Voting Common Stock in violation of this Section 3.3 shall, to the fullest extent permitted by Law, be null and void ab initio, and Marigold shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported conversion on the share register of Marigold.

Article IV
GENERAL COVENANTS

Section 4.1 General Covenants. Each Shareholder agrees that such Shareholder shall not:

(a)     enter into any agreement, commitment, letter of intent, agreement in principle or understanding with any Person or take any other action that violates or conflicts with, or would reasonably be expected to violate or conflict with, such Shareholder’s covenants and obligations under this Agreement; or

(b)     take any action that restricts or otherwise adversely affects such Shareholder’s legal power, authority and right to comply with and perform such Shareholder’s covenants and obligations under this Agreement.

Section 4.2 Cooperation. Each Shareholder shall reasonably cooperate with Montage and Marigold in connection with Montage’s and Marigold’s efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, and actions or nonactions by, any Governmental Entity or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement, and shall provide to Montage and/or Marigold reasonably promptly any information regarding such Shareholder and its Affiliates as shall be reasonably requested by Montage or Marigold in connection with such efforts. Each Shareholder shall make as promptly as practicable all necessary filings and submissions required to be made by it with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement. Marigold agrees (and following the Effective Time Montage agrees) to promptly pay or reimburse for 100% of the Shareholders’ filing fees in connection with the HSR Act and (subject to a cap of $20,000) for the Shareholders’ other third-party costs associated with any such cooperation, filings and submissions (including reasonable attorney’s fees).

Article V
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Montage and Marigold as follows:

Section 5.1 Authorization. Such Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

Section 5.2 Ownership of Subject Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any shares of Marigold Voting Common Stock or any other securities of Marigold other than such Shareholder’s Owned Shares listed opposite such Shareholder’s name or otherwise disclosed on Schedule A attached hereto. As of the date hereof, except as set forth on Schedule A attached hereto, such Shareholder is the sole record and/or a beneficial owner of all of such Shareholder’s Owned Shares, free and clear of all Liens, including any restriction on the right to vote or otherwise transfer such Owned Shares, except as provided under this Agreement or under the Existing Support Agreement (defined hereafter), including, without limitation, pledges contemplated by the terms of this Agreement, or pursuant to any applicable restrictions on transfer under the Securities Act and, as to the shares of Marigold Voting Common Stock that are subject to forfeiture or to awards under Marigold’s benefit plans, except as provided in the applicable benefit plans and award agreements.

Section 5.3 Power to Vote Shares. Such Shareholder has the voting power, the power to issue instructions with respect to the matters set forth in this Agreement, and the power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and, as to the shares of Marigold Voting Common Stock that are subject to forfeiture or to awards under Marigold’s benefit plans, except as provided in the applicable benefit plans and award agreements. Any proxies granted by such Shareholder in respect of any or all of its Owned Shares prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.

Section 5.4 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and except for any filing required under Section 13 or Section 16 under the Exchange Act, and except for all necessary filings and submissions required to be made by a Shareholder with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person (other than such approvals of such Shareholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by such Shareholder, or the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of such Shareholder, (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of such Shareholder’s Subject Shares pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, agreement, commitment, arrangement, understanding, or other obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares are bound, or (iii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Shareholder, except for in each case under clauses (i) and (ii) as would not impair such Shareholder’s ability to perform in any material respect its obligations under this Agreement.

Section 5.5 Transaction Fee. Except as otherwise disclosed by such Shareholder to Montage in writing prior to the date of this Agreement, such Shareholder and its Affiliates have not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the transactions contemplated by this Agreement.

Section 5.6 Acknowledgement. Such Shareholder understands and acknowledges that Montage is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF MONTAGE

Montage hereby represents and warrants to the Shareholders as follows:

Section 6.1 Authorization. Montage has all necessary legal capacity, corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Montage and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Montage, enforceable against Montage in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

Section 6.2 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution of this Agreement by Montage and the performance by Montage of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by Montage, or the consummation by Montage of the transactions contemplated by this Agreement or compliance by Montage with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Montage, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any of the terms, conditions or provisions of any note, contract, lease, license, permit, agreement, commitment, arrangement, understanding, mortgage, bond, indenture, or other obligation of any kind to which Montage is a party or by which Montage or any of its properties is bound; or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Montage or any of its properties, except for in each case under clauses (i) through (iii) as would not impair the ability of such party to perform its obligations under this Agreement.

Article VII
TERMINATION

Section 7.1 This Agreement and all obligations of the parties hereunder shall automatically terminate upon the expiration of the Voting Period. Upon the termination of this Agreement, none of the parties hereto shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, however, that Section 4.2 (last sentence only and solely with respect to any filing fees or other costs covered by Section 4.2 that have been incurred as of the date of termination of this Agreement), Section 8.2 and Sections 8.6 through 8.13 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from any liability, or prevent any party from seeking any remedies (at law or in equity) against any other party, for that party’s breach of any of its representations, warranties, covenants or obligations under this Agreement prior to such termination.

Article VIII
MISCELLANEOUS

Section 8.1 No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, the Shareholders have entered into this Agreement in their capacity as shareholders of Marigold, and nothing in this Agreement shall limit, restrict or otherwise affect John R. Muse in his capacity as a director of Marigold from acting in such capacity or voting in his sole discretion on any matter, including in exercising rights under the Merger Agreement.

Section 8.2 Publication. Each Shareholder hereby consents to and authorizes Marigold and/or Montage to publish and disclose in any and all applicable filings with the SEC, the FCC or any other Governmental Entity, and any other announcements, disclosures or filings required by applicable Law such Shareholder’s identity and ownership of shares of Marigold Voting Common Stock and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the Merger Agreement; provided that Marigold and Montage shall give each Shareholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public (with Marigold and Montage agreeing in good faith to consider any such comments received).

Section 8.3 Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of Marigold and each of the Shareholders that would be bound by such amendment. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 8.4 Enforcement of Agreement; Specific Performance. The Shareholders acknowledge and agree that Montage would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages alone and that Montage would not have any adequate remedy at law. Accordingly, Montage shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The Shareholders further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Shareholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Shareholder agrees that Montage’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, Montage may seek alternative remedies, including damages in the same or another proceeding.

Section 8.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), (ii) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     If to Montage, addressed to it at:

Nexstar Broadcasting Group, Inc.
545 E. John Carpenter Freeway, Suite 700

Irving, Texas
Attention: Perry A. Sook and Elizabeth Ryder
Facsimile: (972) 373-8888

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022
Attention: Armand Della Monica, Sarkis Jebejian and David Feirstein
Facsimile: (212) 446-4900

(b)     If to Marigold, addressed to it at:

Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23293
Attention: Andrew C. Carington, Esq.
Facsimile: (804) 887-7021

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter, Esq.
Facsimile: (212) 859-4000

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello and Sachin Kohli
Facsimile: (212) 310-8007

(c)     If to any Shareholder, addressed to it at:

c/o Kainos Capital LLC

2100 McKinney Avenue

Suite 1600

Dallas, TX 75201
Attention: John R. Muse

      David W. Knickel

Facsimile: (214) 720-7888

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
3700 Trammell Crow Center
Dallas, Texas 75201
Attention: Robert L. Kimball
Facsimile: (214) 999-7860

or, in each case, to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

Section 8.6 Headings; Titles. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement. Section 4.1 and Section 4.2 of that certain Voting and Support Agreement (the “Existing Support Agreement”) dated March 20, 2014, by and among LIN Media LLC, Marigold, and the Shareholders are hereby terminated in their entirety. Marigold consents to the Shareholders’ entering into and performing this Agreement and agrees that this Agreement shall not constitute a breach of Section 4.3 of the Existing Support Agreement. The Existing Support Agreement shall terminate in its entirety at the Effective Time.

Section 8.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that Montage may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of Montage and its respective successors and assigns and shall be binding upon the Shareholders and the Shareholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Montage or its respective successors and assigns and, in the case of the Shareholders, the Shareholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Shareholders, Montage and Marigold shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

Section 8.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

Section 8.11 Governing Law and Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 8.13 Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Shareholder’s failure to perform its obligations hereunder, Montage agrees that no Shareholder (in its capacity as a Shareholder of Marigold) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Marigold of the Merger Agreement, and that Marigold shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.

Section 8.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other person any direct or indirect ownership or incident of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the holder thereof, and no other person shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.

Section 8.15 No Effect on Marigold Voting Common Stock. Notwithstanding anything to the contrary in this Agreement or in Marigold’s Amended and Restated Articles of Incorporation, Marigold agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Marigold Voting Common Stock. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a Transfer of any Subject Shares or result in the conversion of any Subject Shares held by the Shareholders into shares of Marigold Non-Voting Common Stock.

(Signature pages follow)

IN WITNESS WHEREOF, Marigold, Montage and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

MEDIA GENERAL, INC.

By:	/s/ Andrew C. Carington
Name: Andrew C. Carington Title: Vice President, General Counsel and Secretary

Signature Page to Voting and Support Agreement (SG)

IN WITNESS WHEREOF, Marigold, Montage and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

Nexstar Broadcasting Group, Inc.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Executive Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (SG)

IN WITNESS WHEREOF, Marigold, Montage and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

SHAREHOLDERS:

HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.

By:	HM3/GP Partners, L.P.,
its general partner

By:	Hicks, Muse GP Partners III, L.P.,
its general partner

By:	Hicks Muse Fund III Incorporated,
its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

HM3 COINVESTORS, L.P.

By:	Hicks Muse GP Partners III, L.P.,
its general partner

By:	Hicks Muse Fund III Incorporated,
its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (HMC)

HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.

By:	HM4 Partners, L.P.,
its general partner

By:	Hicks, Muse GP Partners L.A., L.P.,
its general partner

By:	Hicks, Muse Latin America Fund I Incorporated,
its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.

By:	HM4 Partners, L.P.,
its general partner

By:	Hicks, Muse GP Partners L.A., L.P.,
its general partner

By:	Hicks, Muse Latin America Fund I Incorporated,
its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

HM4-EQ COINVESTORS, L.P.

By:	Hicks, Muse GP Partners IV, L.P.,
its general partner

By:	Hicks, Muse Fund IV, LLC,
its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (HMC)

HICKS, MUSE & CO. PARTNERS, L.P.

By:	HM Partners Inc.,
its general partner

By:	/s/ David W. Knickel
David W. Knickel
Vice President and Chief Financial Officer

 HM CAPITAL PARTNERS I, L.P.

By:	HMCP GP LLC, its general partner

By:	/s/ David W. Knickel
David W. Knickel Vice President and Chief Financial Officer

MUSE FAMILY ENTERPRISES, LTD.

By:	JRM Management Company, LLC,
its general partner

By:	/s/ John R. Muse
John R. Muse
President

JRM INTERIM INVESTORS, L.P.

By:	JRM Management Company, LLC,
its general partner

By:	/s/ John R. Muse
John R. Muse
President

Signature Page to Voting and Support Agreement (HMC)

JOHN R. MUSE

/s/ John R. Muse

Signature Page to Voting and Support Agreement (HMC)

Schedule A

Ownership of Marigold Voting Common Stock1

Shareholder	Marigold Voting Common Stock
Hicks, Muse, Tate & Furst Equity Fund III, L.P.	8,855,759
HM3 Coinvestors, L.P.	115,804
Hicks, Muse, Tate & Furst Equity Fund IV, L.P.	2,293,007
Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P.	15,423
HM4-EQ Coinvestors, L.P.	35,584
Hicks, Muse & Co. Partners, L.P.	123,198
HM Capital Partners I LP	4,829
Muse Family Enterprises, Ltd.	685
JRM Interim Investors, L.P.	4,927
John R. Muse	139,609[2]

[1]

The Shareholders jointly file a beneficial ownership report on Schedule 13D and may be deemed a group with beneficial ownership of shares held by other Shareholders in the group as and to the extent set forth in the Schedule 13D.

[2]	Comprised of 56,635 shares held directly, 73,570 shares subject to an option exercisable beginning on September 18, 2015, and 9,404 shares subject to deferred stock units.

Schedule A